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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
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Item 1: On October 31, 2012 Biglari Holdings Inc. (‘Biglari Holdings”) issued the following press release and delivered such press release to Institutional Shareholder Services (“ISS”) in supplement to Biglari Holdings’ presentation materials provided to ISS on October 25, 2012:

BIGLARI HOLDINGS BELIEVES CRACKER BARREL OLD COUNTRY STORE, INC.’S PURPORTED FINANCIAL RESULTS DISTORT ECONOMIC REALITY

SAN ANTONIO, TX — October 31, 2012 — Biglari Holdings Inc. (NYSE: BH) believes that investor presentation materials filed by Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) with the Securities and Exchange Commission portray a troubling pattern of artificially inflating financial results.  Biglari Holdings urges shareholders to consider the following data and ask themselves whether they can trust what the Board and management are saying about Cracker Barrel’s financial performance:

•
In calculating its EBITDAR (earnings before interest, taxes, depreciation, amortization, and rent) margin, Cracker Barrel aggregated its billboard and restaurant operating leases in 2012 (deviating from its past practice of separately reporting these expenses), effectively characterizing nearly half of its advertising budget as rent expense and, thereby, we believe erroneously inflating its 2012 EBITDAR margin.  EBITDAR should not include billboard rentals because they are part of advertising expenses.  We believe that when billboard advertising expenditures are segregated from restaurant rent expenses, Cracker Barrel generated an EBITDAR margin of 11.3% in 2012, as opposed to the 12.8% margin claimed by Cracker Barrel in its investor presentation.  (11.3% is the lowest of the ISS peer group.)  Of course, Cracker Barrel’s Board and management have full access to all the information required to accurately determine its EBITDAR margin, and we call upon them to disclose fully to shareholders the relevant data and their method of calculation.

•
Cracker Barrel claims its return on investment in fiscal 2011 for its 116 stores opened between 2004 and 2009 was 16.2%.  However, despite referencing as an authority Dr. Aswath Damodaran’s calculation on return analyses, Cracker Barrel failed to follow Dr. Damodaran’s definitive calculations by excluding general and administrative, interest and tax expenses as “not material to an investor’s understanding of the results for these stores or the Company’s decision-making in determining to build new stores….”  Dr. Damodaran was contacted by the Express-News to “get his take on which was the best measure.”  In an article appearing on October 25, 2012, Dr. Damodaran, who emphasized that he had no connection with either Cracker Barrel or Biglari Holdings, found Cracker Barrel’s logic to be flawed:

“Damodaran, cautioning he had not reviewed the details of Biglari’s letter, said in an email:  ‘If as Mr. Biglari claims, Cracker Barrel has excluded depreciation, G&A and taxes to come up with a return on capital, they are wrong.

‘In fact, they are then using a ... (calculation) that actually does not measure how well you are doing as a business,’ Damodaran said.”

Under the Board’s erroneous methodology, a 16.2% return is calculated, whereas the more appropriate measure that factors in, not ignores material and relevant expenses, produces a paltry return of 3.7%, clearly below Cracker Barrel’s cost of capital.

•
Cracker Barrel’s calculations of its return on invested capital (ROIC) are also fraught with error.  Cracker Barrel’s ROIC numbers appear better than actuality because Cracker Barrel does not follow Dr. Damodaran’s formula when it excludes many expenses, modifying both net operating profit after tax (to boost the numerator) as well as adjusting invested capital (to lower the denominator). We challenge Cracker Barrel to disclose its computation of ROIC for the last seven years to track exactly how Cracker Barrel has improved its numbers in spite of its poor investments. The data, we are certain, would show a lack of consistency as well as artificial enlargement of its results.

Biglari Holdings believes that when the full facts are presented, the truth about Cracker Barrel’s financial performance stands in stark contrast to the Board’s and management’s incomplete and inaccurate presentations to shareholders.  We urge Cracker Barrel shareholders to hold the Board accountable for what we clearly believe to be misleading financial results.  Cracker Barrel shareholders should demand full and transparent disclosure, critical to their ability to make an informed decision.

Item 2: The following materials were posted by Biglari Holdings to http://www.enhancecrackerbarrel.com:

ENHANCE
CRACKER BARREL

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Press Releases

RELEASE DATE

2012

OCTOBER

Biglari Holdings Believes Cracker Barrel Old Country Store, Inc.'s Purported Financial Results Distort Economic Reality	October 31, 2012
Damodaran Comments About Cracker Barrel's Return On Invested Capital (ROIC) Analysis	October 31, 2012
Biglari Holdings' Clarification Of Cracker Barrel's Supplemental Investor Presentation Materials	October 31, 2012
Biglari Holdings Responds To Cracker Barrel's Assertion That Misreports About Incoming Chairman James Bradford Were A "Misunderstanding"	October 9, 2012
Biglari Holdings Questions Cracker Barrel's Lack Of Urgency In Addressing Misrepresentations Of Bradford's Credentials	October 9, 2012
Biglari Holdings Sends Letter To Cracker Barrel's Board On Discovery Of Discrepancy In Professed Experience Of Designated Chairman James Bradford	October 8, 2012

SEPTEMBER

Cracker Barrel Makes Faux "Offer" to Biglari Holdings	September 5, 2012

APRIL

Sardar Biglari Issues Letter to Shareholders of Cracker Barrel Old Country Store, Inc.	April 19, 2012

2011

Cracker Barrel Director and Officer Questionnaire

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